Contact:
Chaparral Energy
Joe Evans, CFO
405-478-8770
joe.evans@chaparralenergy.com
NEWS RELEASE
Chaparral Energy, Inc
Melinda Merideth
Corporate Finance Manager
melinda.merideth@chaparralenergy.com

Chaparral Energy Announces Year-End 2013 Results
and 2014 Guidance

OKLAHOMA CITY, February 24, 2014 – Chaparral Energy, Inc. today announced year-end 2013 results as well as 2014 guidance.
2013 RESULTS
Production – Chaparral anticipates 2013 production to be approximately 9.75 million barrels of oil equivalent.
Adjusted EBITDA – Chaparral expects 2013 adjusted EBITDA to be in the range of $385 to $390 million.
Capital Expenditures – Total capital expenditures for 2013 is expected to be approximately $670 million.
Reserves – Chaparral reported total proved reserves as of December 31, 2013 of 158.5 million barrels of oil equivalent with a PV-10 value of $2.3 billion.
The Company’s proved reserves are summarized in the table below.

	As of December 31, 2013
	Oil	NGL	Gas	Total		%Total	PV-10
	(MMBbls)	(MMbbls)	(Bcf)	(MMBoe)	%Oil	Proved	(in millions)
Classification of Reserves
Proved Developed Producing	47.8	10.4	163.8	85.5	56%	54%	$1,584.2
Proved Developed Non-Producing	8.6	1.1	33.1	15.2	57%	10%	212.5
Total Proved Developed	56.4	11.5	196.9	100.7	56%	64%	1,796.7
Proved Undeveloped	36.4	3.7	106.0	57.8	63%	36%	552.9
Total Proved	92.8	15.2	302.9	158.5	59%	100%	$2,349.6
The present value of our total proved reserves discounted at 10% is based on SEC prices of $96.78 per Bbl for oil and $3.67 per Mcf for natural gas.

Exhibit 99.1 Press Release on February 24, 2014                                    1

2014 GUIDANCE
Capital Expenditures – Chaparral forecasts total capital expenditures in 2014 to be between $625 million and $650 million.
Production – Chaparral expects total oil and natural gas production for 2014 to be between 10.4 million and 10.8 million barrels of oil equivalent.
Lease Operating Expense – In 2014, Chaparral forecasts lease operating expenses per barrel equivalent to be in the range of $13.00 to $13.50.
General and Administrative Expense – Chaparral expects general and administrative expenses to range from $5.25 to $5.75 per barrel of oil equivalent in 2014.

About Chaparral Energy
Founded in 1988, Chaparral Energy is an independent oil and natural gas exploration and production company headquartered in Oklahoma City and is one of the largest oil producers in the State. In recent years, the Company has capitalized on its sustained success in the active Mid-Continent area expanding its holdings to become a leading player in both the liquids-rich Northern Oklahoma Mississippian and the oil-rich Panhandle Marmaton plays. In addition, the Company has a leadership position in CO2 Enhanced Oil Recovery (EOR) and is now the third largest CO2 EOR producer in the United States based on the number of active projects. This position is underscored by its activity in the North Burbank Unit in Osage County, Oklahoma which is the single largest oil recovery unit in the State.

Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Chaparral's filings with the Securities and Exchange Commission.

Exhibit 99.1 Press Release on February 24, 2014                                    2